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                                                                       EXHIBIT E


                          [ALLEN & COMPANY LETTERHEAD]

                                                              September 27, 1998

Board of Directors
Galoob Toys, Inc.
500 Forbes Boulevard
South San Francisco, CA 94080
Gentlemen:

     We understand that Galoob Toys, Inc. ("Galoob") and Hasbro, Inc. ("Hasbro") are considering entering into a Merger Agreement with terms substantially as set forth in the draft dated September 27, 1998 (the "Merger Agreement") proposing to effect a transaction as described in the Merger Agreement and related documentation (the "Transaction").

     Pursuant to an engagement letter dated February 9, 1998, you have asked us to render our opinion as to the fairness of the Transaction from a financial point of view to the shareholders of Galoob.

     Allen & Company Incorporated ("Allen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes.

     As you know, Allen has been engaged by Galoob since February 9, 1998, to render certain financial advisory services in connection with a potential sale of Galoob. In connection with such engagement, Allen will receive a fee upon consummation of the Transaction.

     Our opinion as expressed herein reflects and gives effect to information concerning Galoob which we acquired during the course of this assignment, including information provided by senior management in the course of a number of discussions. We have not, however, conducted an independent appraisal of Galoob's assets, or independently verified the information concerning Galoob's operations or other data which we have considered in our review, and for the purpose of expressing our opinion set forth herein, we have assumed that all such information is accurate, complete and current.

     In arriving at our conclusion, we have considered, among other factors we deemed relevant, (i) the terms of the draft Merger Agreement and related documentation (which prior to the delivery of this opinion has not been executed by the parties); (ii) the nature of the operations and financial history of Galoob, including discussions with senior management of Galoob of the business and prospects of Galoob relating to, among other things, Galoob's operating budget and financial outlook; (iii) certain license agreements and other material contracts of Galoob, including, but not limited to, the license agreement dated October 14, 1997 between Lucas Licensing Ltd. and Galoob; (iv) Galoob's filings with the Securities and Exchange Commission, including audited and unaudited financial statements for Galoob; (v) certain publicly available reports on Galoob independently prepared by various research analysts; (vi) the historical trading information for the common stock of Galoob; (vii) certain financial and stock market information for certain other companies in businesses related to those of Galoob; (viii) certain financial information relating to certain merger and acquisition transactions involving companies in businesses related to those of Galoob; and (ix) certain publicly available information relating to premiums paid in certain selected merger and acquisition transactions. In addition to our review and analyses of the specific information set forth above, our opinion herein reflects and gives effect to our assessment of general economic, monetary, market and industry conditions existing as of the date hereof as they may affect the business and prospects of Galoob.
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Board of Directors
September 27, 1998
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     It is understood that this letter is for the information of the Board of
Directors of Galoob and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Galoob or Hasbro with the Securities and Exchange Commission with respect to the Transaction.

     The opinion rendered herein does not constitute a recommendation to shareholders of Galoob as to whether to vote in favor of the Transaction or to tender any or all of their shares in connection with the Transaction.

     Based upon and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the shareholders of Galoob in connection with the Transaction is fair from a financial point of view.

                                          Very truly yours,
                                          ALLEN & COMPANY INCORPORATED

                                          By: /s/ ERAN S. ASHANY
                                            ------------------------------------
                                            Name: Eran S. Ashany
                                            Title: Vice President